Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES SETTLEMENT AGREEMENT WITH VALEANT PHARMACEUTICALS

Valeant to Pay Anacor $142.5 Million to Settle Disputes Related to Dow Pharmaceutical Sciences and Medicis Pharmaceutical Corporation

Palo Alto, CA — October 28, 2013 — Anacor Pharmaceuticals (NASDAQ:ANAC) today announced that it has entered into a settlement agreement with Valeant Pharmaceuticals International, Inc. (Valeant) related to all outstanding litigation, including its arbitration with Valeant, successor in interest to Dow Pharmaceutical Sciences, Inc. (DPS) and its ongoing dispute with Medicis Pharmaceutical Corporation (Medicis), which was acquired by Valeant in December 2012.

On October 17, 2013, Anacor announced that the arbitrator appointed to resolve its dispute with Valeant related to DPS issued an Interim Final Award in favor of Anacor, awarding Anacor $100 million in damages as well as all costs of the arbitration and reasonable attorney’s fees.  On October 27, 2013, Anacor and Valeant agreed that Valeant would pay Anacor $142.5 million to settle all existing and future claims as well as the damages awarded in that arbitration as well as resolve its dispute with Medicis and all other disputes between Anacor, Valeant and DPS related to Anacor’s intellectual property, confidential information and contractual rights.  Valeant has agreed to make payment to Anacor no later than November 8, 2013.

Background on the Arbitration with DPS

On October 24, 2012, Anacor provided notice to Valeant seeking to commence arbitration with JAMS of a breach of contract dispute under a master services agreement dated March 26, 2004 between Anacor and DPS.  This agreement related to certain development services provided by DPS in connection with Anacor’s efforts to develop its topical antifungal product candidate for the treatment of onychomycosis.  Anacor’s assertions included breach of contract, breach of implied covenant of good faith and fair dealing, misappropriation of trade secrets and unfair competition.

Background on Dispute with Medicis

On November 28, 2012, Anacor filed an arbitration demand with JAMS alleging breach of contract by Medicis under the February 9, 2011 research and development agreement between Medicis and Anacor seeking damages in the form of payment for the achievement of certain preclinical milestones under that agreement.  On December 11, 2012, Medicis filed a complaint for breach of the Medicis Agreement and a motion for preliminary injunction in the Delaware Court of Chancery seeking to enjoin Anacor from prosecuting its claims through arbitration.  On January 16, 2013, Anacor filed a motion requesting that the Delaware Court of Chancery dismiss the Medicis suit and send the dispute back to arbitration.   On August 13, 2013, the Delaware Court of Chancery dismissed Anacor’s motion and ruled that it had jurisdiction over the dispute.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, an antifungal for the treatment of onychomycosis, and AN2728, an anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365, an antibiotic for the treatment of infections caused by Gram-negative bacteria.  Anacor has also discovered three other compounds that have been out-licensed for further development — one is licensed to Eli Lilly and Company for the treatment of an animal health indication, the second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative, or DNDi, for human African trypanosomiasis (HAT, or sleeping sickness), and the third compound is licensed to GlaxoSmithKline for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the settlement of Anacor’s disputes with Valeant, Medicis and DPS related to Anacor’s intellectual property, confidential information and contractual rights, and a related settlement payment by Valeant to Anacor.  These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.  Reference should be made to Anacor’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Anacor’s subsequent Quarterly Reports on Form 10-Q for a more detailed description of such factors. These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:
DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575